Exhibit 99.2

Rightscorp Secures Representation Agreement with The Royalty Network to Monitor Copyrights for Monetization

Company Adds Portfolio of Copyrights from Some of the Biggest Superstars in Music

Santa Monica, Calif. - July 10, 2014 – Rightscorp (OTCQB: RIHT), the leading provider of monetization services for artists and holders of copyrighted Intellectual Property (IP), announced today that it has secured a representation agreement with The Royalty Network to represent and monitor its copyrighted songs and other assets against online copyright infringement. The Royalty Network, currently celebrating its 20th anniversary, is recognized as one of the music industry’s most powerful music publishing firms.

The Royalty Network has an impressive roster of top songwriters, producers, and artists; its catalogue continues to grow every year. Artists’ songs represented include Beyoncé, Calvin Harris, Kanye West, Lil’ Wayne, Kendrick Lamar, and many other notable acts. In addition, the Company represents songs in film and television shows including “The Hangover” and “American Idol”. Much like Rightscorp, The Royalty Network makes it a priority of informing artists, songwriters, and producers about copyright ownership, and educating their clients on how to monetize their copyrights. The Royalty Network maintains a blog with tips regarding royalties, actively attends conferences, and participates on panels to educate executives--as well as up-and-coming artists--on the importance of copyright ownership.

“We are thrilled to partner with The Royalty Network to help protect their growing catalog of copyrighted works,” said Christopher Sabec, CEO of Rightscorp. “Content owners continue to discover that our monitoring service is the best viable solution to protect their assets from illegal infringement and ensure that they are compensated for any infringements that do occur. The Royalty Network is a major force in the music industry and has an excellent reputation for its business practices, as well as attracting and working with some of the biggest superstars in the world. At the core, our two companies are very much aligned in our thinking. We want to inform and protect the copyright holder from infringement and loss of revenue. The Royalty Network’s reputation for client satisfaction makes it a sought after place for artists, songwriters, and producers. We look forward to building this business relationship, which I believe will be very fruitful in the years to come.”

About The ROYALTY NETWORK, Inc.

Since its inception in 1994, the accomplishments of The Royalty Network have been extraordinary. The Company’s client roster has increased dramatically from year to year, boasting a perpetually growing catalogue of some of the most prolific songwriters, producers, and artists across a multitude of genres. This includes a hit parade of albums from the likes of Pete Seeger, Beyoncé, Daughtry, Shaggy, Flo Rida, Kelly Clarkson, The Black Eyed Peas, Coldplay, and Lil Wayne and film and television shows such as "The Hangover," "American Idol," "Gossip Girl", "Dancing With The Stars", "The Hills", "Pretty Little Liars" and many more. http://www.roynet.com/

1

About Rightscorp, Inc.

Rightscorp (OTCQB: RIHT) is a leading provider of monetization services for artists and holders of copyrighted Intellectual Property (IP). The Company’s patent pending digital loss prevention technology focuses on the infringement of digital content such as music, movies, software, books and games and ensures that owners and creators are rightfully paid for their IP. Rightscorp implements existing laws to solve copyright infringements by collecting payments from illegal file sharing activities via notifications sent through Internet Service Providers (ISPs). The Company’s technology identifies copyright infringers, who are offered a reasonable settlement option when compared to the legal liability defined in the Digital Millennium Copyrights Act (DMCA). Because 22% of all Internet traffic is used to distribute copyrighted content without permission or compensation to the creators, Rightscorp is pursuing an estimated $2.3 billion opportunity and has monetized major media titles through relationships with industry leaders. http://www.rightscorp.com/

Safe Harbor Statement

This press release may include forward-looking statements. All statements other than statements of historical fact included in this press release, including, without limitation, statements regarding the Company’s anticipated financial position, business strategy and plans and objectives of management of the Company for future operations, are forward-looking statements. When used in this press release, words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors not limited to, general economic and business conditions, competitive factors, changes in business strategy or development plans, the ability to attract and retain qualified personnel, and changes in legal and regulatory requirements. Such forward-looking statements reflect the current views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph.

For further investor and media information contact:

Andrew Haag
Managing Partner
IRTH Communications
rightscorp@irthcommunications.com
1.866.976.4784

2